Exhibit 99

Contact:	L-3 Communications
	Corporate Communications	For Immediate Release
212-697-1111
L-3 Announces Third Quarter 2008 Results
•	Diluted earnings per share (EPS) increased 11% to $1.73

•	Net sales increased 6% to $3.7 billion

•	Net cash from operating activities of $403 million

•	Funded orders of $4 billion and funded backlog of $11 billion

•	Increased diluted EPS guidance for 2008
NEW YORK, October 23, 2008 — L-3 Communications (NYSE: LLL) today reported diluted EPS of $1.73 for the quarter ended Sept. 26, 2008 (2008 third quarter), up 11%, compared to $1.56 for the quarter ended Sept. 28, 2007 (2007 third quarter). Net sales increased 6% to $3.7 billion, compared to $3.4 billion for the 2007 third quarter. The 2008 third quarter net cash from operating activities was $403 million, compared to $324 million for the 2007 third quarter.
“Our third quarter results continued the strong momentum we established during the first half of the year, with gains in sales and operating income that resulted in EPS of $1.73 and free cash flow(1) of $340 million for the quarter,” said Michael T. Strianese, chairman, president and chief executive officer. “We continued to deploy the company’s cash flow to increase shareholder value, with share repurchases totaling $688 million. We also paid dividends of $37 million during the third quarter and $111 million year-to-date.”

(1)	See discussion, definition and calculation of free cash flow in the financial tables attached to this press release.

L-3 Announces Results for the 2008 Third Quarter	Page 2
Consolidated Results

	Third Quarter Ended				Year-to-Date Ended
	Sept. 26,	Sept. 28,	Increase/		Sept. 26,	Sept. 28,	Increase/
($ in millions, except per share data)	2008	2007	(decrease)		2008	2007	(decrease)

Net sales	$3,662	$3,448	$214		$10,890	$10,155	$735

Operating income	$400	$371	$29		$1,269	$1,052	$217
Litigation Gain	—	—	—		(126)	—	(126)

Segment operating income	400	371	29		1,143	1,052	91
Product Line Divestiture Gain	—	—	—		(12)	—	(12)
Impairment Charge	—	—	—		28	—	28

Operating income, excluding Q2 2008 Items(2)	$400	$371	$29		$1,159	$1,052	$107

Interest expense and other items	$63	$68	$(5)		$186	$207	$(21)

Effective income tax rate	37.1%	34.3%	280	bpts	37.0%	35.0%	200	bpts

Net income	$212	$199	$13		$682	$549	$133
Q2 2008 Items	—	—	—		(71)	—	(71)

Net income, excluding Q2 2008 Items(2)	$212	$199	$13		$611	$549	$62

Diluted EPS	$1.73	$1.56	$0.17		$5.51	$4.34	$1.17
Q2 2008 Items	—	—	—		(0.57)	—	(0.57)

Diluted EPS, excluding Q2 2008 Items(2)	$1.73	$1.56	$0.17		$4.94	$4.34	$0.60

Third Quarter Results of Operations: For the 2008 third quarter, consolidated net sales increased 6% compared to the 2007 third quarter driven by continued strong demand for ISR systems, networked communication systems, engineering solution services, base support services, and several specialized product areas, including simulation & training, power & control systems and precision engagement. These increases were partially offset by a decrease in linguist services. The increase in net sales from acquired businesses, net of divestitures(3), was $74 million, or 2%.
The 2008 third quarter operating income increased by $29 million to $400 million compared to $371 million for the 2007 third quarter. Operating income as a percentage of sales (operating margin), increased by 10 basis points to 10.9% compared to the 2007 third quarter. See Segment Results below for additional discussion of segment operating income and margin results.
Interest expense and other items for the 2008 third quarter decreased compared to the same period last year, primarily due to lower interest rates on our outstanding variable rate debt.
The effective tax rate for the 2008 third quarter increased by 280 basis points compared to the same quarter last year. The increase was primarily due to: (1) a benefit in the 2007 third quarter for a reversal of previously accrued amounts related to the 2003 U.S. Federal income tax return that did not recur in the 2008 third quarter, and (2) the expiration of the U.S. Federal research and experimentation tax credit on Dec. 31, 2007 that was re-enacted on Oct. 3, 2008, which did not effect the 2008 third quarter.
In the 2008 third quarter as compared to the 2007 third quarter, diluted EPS increased by $0.17, or 11%, to $1.73 from $1.56, and net income for the 2008 third quarter increased by $13 million to $212 million from $199 million.

(2)	The Litigation Gain, Product Line Divestiture Gain and Impairment Charge are collectively referred to as the Q2 2008 Items. The company believes that the Q2 2008 Items affect the comparability of the results of operations for the 2008 year-to-date period to the results of operations for the 2007 year-to-date period. The company also believes that disclosing operating income, net income and diluted EPS excluding the Q2 2008 Items will allow investors to more easily compare the 2008 year-to-date period results to the 2007 year-to-date period results.

(3)	Sales from acquired businesses, net of divestitures, are comprised of (i) sales from business and product line acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) sales from divested businesses and product lines included in L-3’s actual results for 12 months prior to the divestitures.

L-3 Announces Results for the 2008 Third Quarter	Page 3
Year-to-Date Results of Operation: For the year-to date period ended Sept. 26, 2008 (2008 year-to date period), consolidated net sales increased 7% compared to the year-to date period ended Sept. 28, 2007 (2007 year-to date period). The increase was driven by continued strong demand for networked communication systems, ISR systems, government services, base and aircraft support services and several specialized product areas, including power & control systems, microwave products, electro-optical/infrared (EO/IR) products, precision engagement, and simulation & training. These increases were partially offset by a decrease in linguist services. The increase in net sales from acquired businesses, net of divestitures, was $199 million, or 2%.
The 2008 year-to-date period results were impacted by three items aggregating a net gain of $0.57 per diluted share, which are collectively referred to as the Q2 2008 Items:
•	A gain of $133 million ($81 million after income taxes, or $0.65 per share) for the reversal of a $126 million liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict and $7 million of related accrued interest (the “Litigation Gain”),

•	A gain of $12 million ($7 million after income taxes, or $0.06 per share) from the sale of a product line (the “Product Line Divestiture Gain”), and

•	A non-cash impairment charge of $28 million ($17 million after income taxes, or $0.14 per share) relating to a write-down of capitalized software development costs for a general aviation product (the “Impairment Charge”).
Operating income for the 2008 year-to-date period increased by $217 million to $1,269 million from $1,052 million for the 2007 year-to-date period. The Q2 2008 Items increased consolidated operating income by an aggregate $110 million. Excluding the Q2 2008 Items, consolidated operating margin increased by 20 basis points to 10.6% compared to the 2007 year-to-date period.
Interest expense and other items for the 2008 year-to-date period decreased compared to the same period last year because of the reversal of $7 million of accrued interest during the 2008 second quarter in connection with the Litigation Gain. Lower interest rates on our outstanding variable rate debt also reduced interest expense for the 2008 year-to-date period as compared to the 2007 year-to-date period.
The effective tax rate for the 2008 year-to-date period compared to the same period last year increased by 200 basis points. The Q2 2008 Items increased the effective tax rate by 30 basis points. The remaining increase was primarily driven by: (1) a benefit for a reversal of previously accrued amounts related to the 2002 and 2003 U.S. Federal income tax returns that did not recur in the 2008 year-to-date period, and (2) the expiration of the U.S. Federal research and experimentation tax credit on Dec. 31, 2007 that was re-enacted on Oct. 3, 2008, which did not effect the 2008 year-to-date period.
In the 2008 year-to-date period as compared to the 2007 year-to-date period, diluted EPS increased by $1.17 to $5.51 from $4.34, and net income for the 2008 year-to-date period increased by $133 million to $682 million from $549 million. Excluding the Q2 2008 Items, diluted EPS increased $0.60 to $4.94 and net income increased $62 million to $611 million.
Orders: Funded orders for the 2008 third quarter increased 10% to $4.0 billion from $3.6 billion for the 2007 third quarter and increased 12% to $12.2 billion for the 2008 year-to-date period from $10.9 billion for the 2007 year-to-date period. Funded backlog increased 18% to $11.3 billion at Sept. 26, 2008, from $9.6 billion at Dec. 31, 2007. Highlights of recent contract awards include:
•	The U.S. Navy awarded L-3 an indefinite-delivery/ indefinite-quantity (ID/IQ) contract for the production and delivery of Navigation Sensor System Interface (NAVSSI) system racks, kits, parts and production engineering services support.
•	The U.K. Ministry of Defence, Royal Air Force awarded L-3 a contract to perform outer wing replacements on C-130K aircraft.
•	L-3 was awarded a contract by the U.S. Navy to produce new outer wings for its P-3 maritime patrol and surveillance aircraft.
•	The U.S. Air Force selected L-3 as one of twelve prime contractors for the ID/IQ program known as the Future, Flexible Acquisition and Sustainment Tool (F(2)AST). L-3 will compete for task orders and delivery orders to provide modifications, development, repairs, and limited, critical or contingency spares for all U.S. Air Force managed weapons systems.

L-3 Announces Results for the 2008 Third Quarter	Page 4
•	L-3 was awarded a contract by the U. S. Marine Corps to deliver 600 VideoScout-MC mobile video exploitation and management systems.
Cash flow: Net cash from operating activities for the 2008 third quarter was $403 million compared with $324 million for the 2007 third quarter. Free cash flow for the 2008 third quarter was $340 million compared with $290 million for the 2007 third quarter. Net cash from operating activities for the 2008 year-to-date period was $1,031 million compared with $935 million for the 2007 year-to-date period. Free cash flow for the 2008 year-to-date period was $897 million compared with $836 million for the 2007 year-to-date period.
The company’s cash and cash equivalents increased by $77 million to $857 million at Sept. 26, 2008, from $780 million at Dec. 31, 2007. The increase was principally due to the company’s 2008 year-to-date period free cash flow, partially offset by cash used for share repurchases, dividends and business acquisitions.
Total debt at Sept. 26, 2008, remained at $4.5 billion compared to Dec. 31, 2007. Available borrowings under the company’s revolving credit facilities, after reduction for outstanding letters of credit, were $957 million at Sept. 26, 2008. Shareholders’ equity increased by $186 million to $6,175 million at Sept. 26, 2008, from $5,989 million at Dec. 31, 2007.
Fourth Quarter Business Divestiture: On Oct. 8, 2008, we sold our interest in a business that will result in a pre-tax gain of approximately $29 million. The gain on the sale will be recorded in the results of operations for the quarter ended Dec. 31, 2008.
Segment Results
Command, Control, Communication, Intelligence, Surveillance and Reconnaissance (C3ISR)

	Third Quarter Ended				Year-to-Date Ended
	Sept. 26,	Sept. 28,			Sept. 26,	Sept. 28,
($ in millions)	2008	2007	Increase		2008	2007	Increase
Net sales	$626.2	$519.7	$106.5		$1,813.5	$1,600.9	$212.6
Operating income	57.3	46.6	10.7		188.8	151.2	37.6
Operating margin	9.2%	9.0%	20	bpts	10.4%	9.4%	100	bpts
Third Quarter: C3ISR net sales for the 2008 third quarter increased by 20% compared to the 2007 third quarter primarily due to continued demand and new contracts from the Department of Defense (DoD) for airborne ISR and networked communication systems for manned and unmanned platforms.
C3ISR operating income for the 2008 third quarter increased by 23% compared to the 2007 third quarter primarily because of higher sales volume and higher operating margin. Operating margin increased by 20 basis points. Higher sales volume for networked communication systems and lower development costs for new secure communications products were partially offset by higher costs for international airborne ISR systems.
Year-to-Date: C3ISR net sales for the 2008 year-to-date period increased by 13% compared to the 2007 year-to-date period driven by trends similar to those for the 2008 third quarter. Sales growth was lower in the 2008 year-to-date period compared to the 2008 third quarter because of lower sales growth during the 2008 first quarter due to timing of airborne ISR system deliveries.
C3ISR operating income for the 2008 year-to-date period increased by 25% compared to the 2007 year-to-date period primarily because of higher sales volume and higher operating margin. Operating margin increased by 100 basis points due primarily to higher sales volume and improved contract performance for airborne ISR and networked communication systems, and lower development costs for new secure communication products.
Government Services

	Third Quarter Ended				Year-to-Date Ended
	Sept. 26,	Sept. 28,			Sept. 26,	Sept. 28,
($ in millions)	2008	2007	(Decrease)		2008	2007	Increase
Net sales	$1,039.4	$1,106.0	($66.6)		$3,239.8	$3,219.1	$20.7
Operating income	98.9	109.0	(10.1)		319.9	302.0	17.9
Operating margin	9.5%	9.9%	(40	) bpts	9.9%	9.4%	50	bpts

L-3 Announces Results for the 2008 Third Quarter	Page 5
Third Quarter: Government Services net sales for the 2008 third quarter decreased by 6% compared to the 2007 third quarter. A decline for linguist services of $124 million was partially offset by increases primarily for engineering solution services to the DoD. The decline in linguist services is due to a decline in L-3’s work share in connection with the transition on June 9, 2008 from an L-3 prime contract to a subcontract following the loss of a previous contract upon re-competition. Total linguist-Iraq sales were $56 million for the 2008 third quarter. The increase in net sales from acquired businesses, net of divestitures, was $15 million, or 1%.
Government Services operating income for the 2008 third quarter decreased by 9% compared to the 2007 third quarter primarily because of lower sales and lower operating margin. Operating margin for the 2008 third quarter decreased by 40 basis points. Operating margin declined by 60 basis points primarily due to lower sell prices on certain new contracts. A decline in lower margin linguist sales improved operating margin by 10 basis points. Acquired businesses increased operating margin by 10 basis points.
Year-to-Date: Government Services net sales for the 2008 year-to-date period increased by approximately 1% compared to the 2007 year-to-date period. The increase in net sales from acquired businesses, net of divestitures, was $44 million. A decline in sales of $168 million for linguist services was largely offset by an increase in sales primarily for the DoD for training, information technology, engineering solution services and other support services. Total linguist-Iraq sales for the 2008 year-to-date period were $356 million.
Government Services operating income for the 2008 year-to-date period increased by 6% compared to the 2007 year-to-date period primarily because of higher sales and higher operating margin. Operating margin for the 2008 year-to-date period increased by 50 basis points compared to the 2007 year-to-date period primarily due to higher sales and lower indirect costs as a percentage of sales. Operating margin increased by 10 basis points because of a decline in lower margin linguist sales. These increases were partially offset by approximately $4 million, or 10 basis points, for severance and other costs related to business realignment and consolidation activities.
Aircraft Modernization and Maintenance (AM&M)

	Third Quarter Ended				Year-to-Date Ended
	Sept. 26,	Sept. 28,			Sept. 26,	Sept. 28,	Increase/
($ in millions)	2008	2007	Increase		2008	2007	(decrease)
Net sales	$631.5	$621.9	$9.6		$1,939.1	$1,896.6	$42.5
Operating income	70.0	63.5	6.5		176.7	190.9	(14.2)
Operating margin	11.1%	10.2%	90	bpts	9.1%	10.1%	(100	) bpts
Third Quarter: AM&M net sales for the 2008 third quarter increased by 2% compared to the 2007 third quarter primarily driven by higher sales for base and aircraft support services and the Joint Cargo Aircraft (JCA) contract. These increases were partially offset by lower aircraft modernization sales for international customers.
AM&M operating income for the 2008 third quarter increased by 10% compared to the 2007 third quarter primarily because of higher sales volume and higher operating margin. Operating margin for the 2008 third quarter compared to the 2007 third quarter increased by 90 basis points. Improved contract performance, including delivery incentive fees, increased operating margin by 30 basis points and an adjustment of approximately $3 million to litigation accruals for costs to settle certain claims increased operating margin by 60 basis points.
Year-to-Date: AM&M net sales for the 2008 year-to-date period increased by 2% compared to the 2007 year-to-date period. The increase was primarily driven by higher base and aircraft support services and the JCA contract. These increases were partially offset by lower sales for: (1) the Canadian Maritime Helicopter program due to previously completed milestones, and (2) aircraft modernization, primarily to modify C-130 aircraft for international customers and head-of-state aircraft for foreign government customers.
AM&M operating income for the 2008 year-to-date period decreased by 7% compared to the 2007 year-to-date period primarily because of lower operating margin partially offset by higher sales volume. Operating margin for the 2008 year-to-date period compared to the 2007 year-to-date period decreased by 100 basis points. The 2008 year-to-date period includes $10 million of litigation accruals for costs to settle certain claims, which reduced operating margin by 50 basis points. Operating margin for the 2008 year-to-date period compared to

L-3 Announces Results for the 2008 Third Quarter	Page 6
the 2007 year-to-date period also declined by another 50 basis points due to change in sales mix, primarily the JCA contract, and lower international sales, partially offset by improved contract performance.
Specialized Products

	Third Quarter Ended				Year-to-Date Ended
	Sept. 26,	Sept. 28,			Sept. 26,	Sept. 28,	Increase/
($ in millions)	2008	2007	Increase		2008	2007	(decrease)
Net sales	$1,365.1	$1,200.1	$165.0		$3,897.9	$3,438.3	$459.6
Operating income	$173.9	$152.2	$21.7		$457.7	$408.0	$49.7
Product Line Divestiture Gain	—	—	—		(12.2)	—	(12.2)
Impairment Charge	—	—	—		27.5	—	27.5

Operating income, excluding Q2 2008 Items	$173.9	$152.2	$21.7		$473.0	$408.0	$65.0
Operating margin	12.7%	12.7%	—	bpts	11.7%	11.9%	(20	) bpts
Operating margin, excluding Q2 2008 Items	12.7%	12.7%	—	bpts	12.1%	11.9%	20	bpts
Third Quarter: Specialized Products net sales for the 2008 third quarter increased by 14% compared to the 2007 third quarter reflecting higher sales volume primarily for: (1) simulation & training due to timing of deliveries, (2) power & control systems mostly for commercial shipbuilding, (3) precision engagement primarily related to new contracts and timing of deliveries on existing contracts, and (4) EO/IR products primarily due to higher demand and deliveries from existing and follow-on contracts. These increases were partially offset by a decrease for displays due to timing of contractual deliveries and completed contracts. The increase in net sales from acquired businesses, net of divestitures, was $59 million, or 5%.
Specialized Products operating income for the 2008 third quarter increased by 14% compared to the 2007 third quarter primarily because of higher sales volume. Operating margin for the 2008 third quarter was unchanged compared to the 2007 third quarter. Contract performance and higher sales across several business areas increased operating margin by 40 basis points and acquired businesses increased operating margin by 40 basis points. These increases were offset by 30 basis points due to an adjustment of $4 million to certain litigation accruals for costs to settle a claim. In addition, a $7 million gain in the 2007 third quarter from the settlement of a third party claim that did not recur decreased operating margin by 50 basis points.
Year-to-Date: Specialized Products net sales for the 2008 year-to-date period increased by 13% compared to the 2007 year-to-date period reflecting higher sales volume primarily for: (1) power & control systems mostly for commercial shipbuilding, (2) microwave products due to higher demand and deliveries of mobile communications systems and satellite and space components for the U.S. military, (3) precision engagement primarily related to new contracts and increased shipments of fuzing products, (4) EO/IR products primarily due to higher demand and deliveries on existing and follow-on contracts, and (5) simulation & training primarily related to timing of deliveries. These increases were partially offset by a decrease for displays due to timing of contractual deliveries and completed contracts. The increase in net sales from acquired businesses, net of divestitures, was $155 million, or 5%.
Specialized Products operating income for the 2008 year-to-date period increased by 12% compared to the 2007 year-to-date period primarily because of higher sales volume partially offset by lower operating margins. The 2008 year-to-date period includes a gain of $12 million for the Product Line Divestiture Gain and a $28 million non-cash Impairment Charge. Excluding these two items, operating income was $473.0 million and operating margin increased 20 basis points to 12.1%. Operating margin increased by 60 basis points due to improved contract performance and higher sales across several business areas. These increases were partially offset by 20 basis points due to $6 million of litigation accruals to settle a claim. Additionally, a $7 million gain from the settlement of a claim against a third party in the 2007 third quarter that did not recur decreased operating margin by 20 basis points.

L-3 Announces Results for the 2008 Third Quarter	Page 7
Financial Outlook
Based on information known as of today, including completed business acquisitions and divestitures, the company revised its consolidated and segment financial guidance for the year ending Dec. 31, 2008, as presented in the tables below.

	Consolidated 2008 Financial Guidance
			Current	Prior
		2008	Excluding	Excluding
	Current	Items(b)	2008 Items(c)	2008 Items
($ in billions, except per share data)
Net sales	≥ $14.7	$—	≥ $14.7	≥ $14.7
Operating margin	11.4%	(0.7)%	10.7%	10.7%
Effective tax rate	36.6%	(0.2)%	36.4%	36.5%
Diluted EPS	$7.47	$0.72	$6.75	$6.71 to $6.75

Net cash from operating activities(a)	$1.40	$—	$1.40	$1.37
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.20	—	0.20	0.17

Free cash flow(a)	$1.20	$—	$1.20	$1.20

(a)	Cash flow guidance assumes contributions of approximately $65 million to the company’s pension plans.

(b)	Comprised of (i) the Q2 2008 Items that includes the Litigation Gain of $133 million ($0.66 per share), the Product Line Divestiture Gain of $12 million ($0.06 per share) and the Impairment Charge of $28 million ($0.14 per share), and (ii) a gain of approximately $29 million ($0.14 per share) for the divestiture of a business on Oct. 8, 2008, which will be included in the results for the quarter ended Dec. 31, 2008.

Segment 2008 Financial Guidance
	Current	Prior
($ in billions)
Net Sales:
C3ISR	$2.5 to $2.6	$2.5 to $2.6
Government Services	$4.2 to $4.3	$4.3 to $4.4
AM&M	$2.6 to $2.7	$2.6 to $2.7
Specialized Products	$5.3 to $5.4	$5.3 to $5.4

Operating Margins:
C3ISR	10.4% to 10.6%	10.6% to 10.8%
Government Services	9.8% to 10.0%	9.8% to 10.0%
AM&M	9.3% to 9.6%	9.1% to 9.3%
Specialized Products	11.5% to 11.7%	11.5% to 11.7%
Plus: 2008 Items impact on Specialized Products	0.3%	0.3%
Specialized Products, excluding 2008 Items(c)	11.8% to 12.0%	11.8% to 12.0%
All financial guidance amounts for the year ending Dec. 31, 2008 are approximate estimates subject to the “Forward-Looking Statements” cautionary language on the following page, and the company undertakes no duty to update its guidance. The current 2008 financial guidance includes approximately $390 million of linguist-Iraq sales. The 2008 financial guidance also includes approximately $250 million of sales growth from business acquisitions, net of divestitures.

(c)	The current financial guidance excluding the 2008 Items is presented because the company believes that the 2008 Items affect the comparability of the company’s consolidated and segment financial guidance and will allow investors to more easily compare previously issued financial guidance with current financial guidance for the year ended Dec. 31, 2008.

L-3 Announces Results for the 2008 Third Quarter	Page 8
Conference Call
In conjunction with this release, L-3 will host a conference call today, Thursday, Oct. 23, 2008 at 11:00 a.m. EDT that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president, and chief executive officer, Ralph G. D’Ambrosio, vice president and chief financial officer, and Karen C. Tripp, vice president of corporate communications, will host the call.
11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Listeners may access the conference call live over the Internet at the following web address:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=120146&eventID=1976909
Please allow fifteen minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at this site or by dialing (888) 286-8010 (passcode: 87135076), beginning approximately two hours after the call ends, and will be available until the company’s next quarterly earnings release.
Headquartered in New York City, L-3 employs over 64,000 people worldwide and is a prime contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, subsystems and systems. The company reported 2007 sales of $14 billion.
To learn more about L-3, please visit the company’s Web site at www.L-3Com.com. L-3 uses its Web site as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s Web site and is readily accessible.
Forward-Looking Statements
Certain of the matters discussed in this release that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ''expects,’’ ''anticipates,’’ ''intends,’’ ''plans,’’ ''believes,’’ ''estimates,’’ and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties that are difficult to predict, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; election year uncertainties; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions

L-3 Announces Results for the 2008 Third Quarter	Page 9
contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government Security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and stock options amounts; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty and tightening of the credit markets; our ability to perform contracts on schedule; events beyond our control such as acts of terrorism; our international operations; our extensive use of fixed-price type contracts as compared to cost-reimbursable type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; Titan’s compliance with its plea agreement and consent to entry of judgment with the U.S. Government relating to the Foreign Corrupt Practices Act, including Titan’s ability to maintain its export licenses; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.
For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see ''Part I — Item 1A — Risk Factors’’ and Note 17 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended Dec. 31, 2007.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
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– Financial Tables Follow –

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Third Quarter Ended(a)		Year-to-Date Ended
	Sept. 26,	Sept. 28,	Sept. 26,		Sept. 28.
	2008	2007	2008		2007
Consolidated net sales	$3,662	$3,448	$10,890		$10,155

Consolidated cost of sales	3,262	3,077	9,747		9,103

Litigation Gain	—	—	126	(b)	—

Operating income	400	371	1,269		1,052

Interest and other income, net	7	9	22		22
Interest expense	68	74	200	(c)	221
Minority interests in net income of consolidated subsidiaries	2	3	8		8

Income before income taxes	337	303	1,083		845
Provision for income taxes	125	104	401		296

Net income	$212	$199	$682		$549

Earnings per share:

Basic	$1.75	$1.58	$5.60		$4.39

Diluted	$1.73	$1.56	$5.51		$4.34

Weighted average common shares

Basic	121.0	125.4	121.8		125.0

Diluted	122.6	126.9	123.7		126.4

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein are labeled based on that convention. The company closes its annual books on Dec. 31 regardless of what day it falls on.

(b)	Represents a gain recorded in the second quarter of 2008 for the reversal of a current liability for pending and threatened litigation as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict.

(c)	Includes $7 million of accrued interest reversed during the 2008 second quarter in connection with the Litigation Gain.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(In millions)

	Third Quarter Ended		Year-to-Date Ended
	Sept. 26,	Sept. 28,	Sept. 26,		Sept. 28,
	2008	2007	2008		2007

Segment Operating Data

Net Sales:
C3ISR	$626.2	$519.7	$1,813.5		$1,600.9
Government Services	1,039.4	1,106.0	3,239.8		3,219.1
AM&M	631.5	621.9	1,939.1		1,896.6
Specialized Products	1,365.1	1,200.1	3,897.9		3,438.3

Total	$3,662.2	$3,447.7	$10,890.3		$10,154.9

Operating income:
C3ISR	$57.3	$46.6	$188.8		$151.2
Government Services	98.9	109.0	319.9		302.0
AM&M	70.0	63.5	176.7		190.9
Specialized Products	173.9	152.2	457.7	(d)	408.0

Total	$400.1	$371.3	$1,143.1		$1,052.1

Operating margin:
C3ISR	9.2%	9.0%	10.4%		9.4%
Government Services	9.5%	9.9%	9.9%		9.4%
AM&M	11.1%	10.2%	9.1%		10.1%
Specialized Products	12.7%	12.7%	11.7	%(d)	11.9%
Total	10.9%	10.8%	10.5%		10.4%

Depreciation and amortization:
C3ISR	$10.3	$9.4	$29.0		$28.7
Government Services	8.7	8.5	26.1		24.6
AM&M	6.4	7.0	19.7		20.4
Specialized Products	26.8	26.9	80.0		79.5

Total	$52.2	$51.8	$154.8		$153.2

Funded order data
C3ISR	$733.2	$715.9	$2,039.7		$1,739.6
Government Services	1,131.7	1,177.4	3,466.8		3,410.6
AM&M	558.5	467.3	2,123.9		1,778.2
Specialized Products	1,530.9	1,234.2	4,607.1		3,994.7

Total	$3,954.3	$3,594.8	$12,237.5		$10,923.1

	Sept. 26,	Dec. 31,
	2008	2007
Period end data
Funded backlog	$11,276.0	$9,571.4

(d)	Specialized Products operating income includes the Product Line Divestiture gain of $12 million and a non-cash Impairment Charge of $28 million, which reduced the segment operating margin by 40 basis points.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	Sept. 26, 2008	Dec. 31, 2007
ASSETS

Cash and cash equivalents	$857	$780
Billed receivables, net	1,289	1,279
Contracts in process	2,269	2,099
Inventories	279	249
Deferred income taxes	209	246
Other current assets	109	110

Total current assets	5,012	4,763

Property, plant and equipment, net	793	754
Goodwill	8,273	8,165
Identifiable intangible assets	429	441
Other assets	284	268

Total assets	$14,791	$14,391

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$737	$571
Accrued employment costs	630	633
Accrued expenses	423	369
Advance payments and billings in excess of costs incurred	525	463
Income taxes	29	63
Other current liabilities	327	483

Total current liabilities	2,671	2,582

Pension and postretirement benefits	466	450
Deferred income taxes	355	245
Other liabilities	499	501
Long-term debt	4,538	4,537
Minority interests	87	87
Shareholders’ equity	6,175	5,989

Total liabilities and shareholders’ equity	$14,791	$14,391

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year-to-Date Ended
	Sept. 26, 2008	Sept. 28, 2007

Operating activities
Net income	$682	$549
Depreciation of property, plant and equipment	114	110
Amortization of intangibles and other assets	40	43
Deferred income tax provision	149	95
Stock-based employee compensation expense	48	37
Contributions to employee saving plans in L-3 Holdings’ common stock	108	102
Impairment Charge	28	—
Other non-cash items	3	24

Changes in operating assets and liabilities, excluding acquired amounts
Billed receivables, net	—	7
Contracts in process	(161)	(159)
Inventories	(31)	(7)
Accounts payable, trade	168	80
Accrued employment costs	(23)	(4)
Accrued expenses	43	40
Other current liabilities	(154)	(18)
Advance payments and billings in excess of costs incurred	69	(9)
Income taxes	(10)	73
Excess income tax benefits related to share-based payment arrangements	(10)	(12)
Pension and postretirement benefits	17	27
All other operating activities	(49)	(43)

Net cash from operating activities	1,031	935

Investing activities
Business acquisitions, net of cash acquired	(224)	(203)
Proceeds from sale of product lines	12	—
Capital expenditures	(139)	(101)
Disposition of property, plant and equipment	5	2
Other investing activities	(6)	(6)

Net cash used in investing activities	(352)	(308)

Financing activities
Common stock repurchased	(573)	(289)
Cash dividends paid on L-3 Holdings’ common stock	(111)	(94)
Proceeds from exercise of stock options	38	67
Proceeds from employee stock purchase plan	52	47
Excess income tax benefits related to share-based payment arrangements	10	12
Other financing activities	(11)	(6)

Net cash used in financing activities	(595)	(263)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(7)	13

Net increase in cash and cash equivalents	77	377
Cash and cash equivalents, beginning of the period	780	348

Cash and cash equivalents, end of the period	$857	$725

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED RECONCILIATION OF NET CASH FROM OPERATIONS TO FREE CASH FLOW
(In millions)

	Third Quarter Ended		Year-to-Date Ended
	Sept. 26,	Sept. 28,	Sept. 26,	Sept. 28,
	2008	2007	2008	2007

Net cash from operating activities	$403	$324	$1,031	$935
Less: Capital expenditures	(63)	(34)	(139)	(101)
Add: Dispositions of property, plant and equipment	—	—	5	2

Free cash flow(e)	$340	$290	$897	$836

(e)	The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, share repurchases, investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.